EXHIBIT 99.1

For more information:

Shannon Lynd, Marketing Director

(510) 628-1143

Shannon@versata.com

FOR IMMEDIATE RELEASE

Versata Restructures Headquarters’ Lease

Reduces Current Year Cash Obligations by $2 Million

Oakland, Calif. – March 18, 2004 - Versata, Inc. (Nasdaq: VATA), a provider of software and services that automate the development and ongoing management of data-intensive applications, today announced it successfully restructured the lease for its headquarters’ located in Oakland, California.

By completing this agreement with the landlord, Versata reduced its lease obligation from approximately 75,000 square feet to approximately 25,000 square feet. Versata currently has approximately 13,000 square feet of the remaining space subleased through August 2004. As a result of this lease restructure, the company reduced its liability for future rent payments by approximately $8 million and reduced current year cash obligations by approximately $2 million.

As partial consideration for the lease amendment, the landlord will draw on the $4.8 million letter of credit that is reflected as restricted cash on the company’s balance sheet. $4.2 million of the letter of credit will be paid to the landlord as consideration for the amendment, and the remaining balance will be credited toward the company’s future rent obligation. The letter of credit was not included in the company’s reported cash and investment balance of $11.5 million at January 31, 2004. Pursuant to the lease amendment, Versata also issued warrants for 50,000 shares of common stock at fair market value to the landlord.

“This is a significant milestone in our effort to achieve quarterly positive cash flow,” said Alan Baratz, president and CEO of Versata. “It’s been a long process, and I am very pleased that we were able to find a mutually beneficial solution without impacting our reported cash and investment balances.”

About Versata

Versata provides solutions for automating and simplifying the building, maintenance and ongoing evolution of large, complex, data-intensive enterprise applications. These applications typically access multiple data sources, incorporate multiple database tables and user interfaces, execute very complex business transactions and support thousands of users. The Versata solution effectively and efficiently replaces time intensive hand-coding efforts with simple, intuitive business rules and graphical process flow specification.

Versata Global 2000 customers include American Management Systems, British Telecommunications, J.P. Morgan Chase & Co., Meridian Health Care Management and Union Bank of California. For more information, please visit www.versata.com or call (800) 984-7638.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements in this release include, statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies including without limitation; taking a significant step in moving the company towards achieving positive cash flow. These statements are not guarantees of future performance and actual results could differ materially from Company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to: inability to satisfy our obligations under the lease on a timely basis following receipt of any default notice, and applicable notice and cure periods; inability to improve cash flow and/or further reduce expenses; inability to achieve profitability; inability to extend our sublease agreement with our subtenant beyond August 2004; and other risks detailed in the Company’s Annual Report filed on Form 10-K, and other reports filed with the Securities and Exchange Commission. As a result, actual results may vary, perhaps materially, from those contained in the forward-looking statements. All forward looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company does not assume any obligation to update such statements or the reasons why actual results could differ materially from those projected in such statements.

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